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                                   EXHIBIT 99

                           FIRST FRANKLIN CORPORATION
                    4750 Ashwood Drive Cincinnati, Ohio 45241
                        (513) 469-5352 Fax (513) 469-5360

February 1, 2006
Cincinnati, Ohio

                   FIRST FRANKLIN CORPORATION (FFHS) ANNOUNCES
                           APPOINTMENT OF NEW DIRECTOR

First Franklin Corporation today announced that its Board of Directors has appointed John J. Kuntz to fill a vacancy on the Board created by the recent death of Rev. Donald E. Newberry, Sr.

Mr. Kuntz, 53, has served as a director of The Franklin Savings and Loan Company, First Franklin's wholly-owned subsidiary, since 2003. He served as President, CEO and a director of Intrieve, Incorporated, a data processing company located in Cincinnati, until its acquisition in April 2005 by Harland Financial Solutions, Inc. Mr. Kuntz also serves on the advisory boards of St. Joseph's Orphanage and the Xavier University Williams College of Business and is a Certified Public Accountant (inactive).

"We are excited to have Jack as a director of our company. Having served on the board of Franklin Savings, he is familiar with our business and we look forward to his insight on First Franklin's Board. Jack also brings to our Board valuable experience in financial oversight and auditing matters, and he will serve as Chair of our Audit Committee and as a member of our Nominating Committee," commented Thomas Siemers, President of the Company.

First Franklin is the parent of Franklin Savings, which has eight locations in Greater Cincinnati.

CONTACT: Thomas H. Siemers
         President and CEO
         (513) 469-5352